Exhibit 10.1

Execution Copy

SEPARATION AND GENERAL RELEASE AGREEMENT
This Separation and General Release Agreement (the “Agreement”) is made and entered into this 4th day of January, 2019, by and between Novan, Inc. (the “Company”) and Nathan Stasko (the “Executive”). Throughout the remainder of this Agreement, the Company and Executive may be collectively referred to as the “Parties” and individually referred to as a “Party.”
WHEREAS, Executive is currently employed pursuant to an Amended and Restated Employment Agreement between the Parties, dated April 13, 2016, as amended June 4, 2017 (the “Employment Agreement”);
WHEREAS, Executive is also subject to the terms of the Confidentiality and Assignment of Inventions Agreement, executed by Employee on October 9, 2009, and the Amended and Restated Noncompetition Agreement, executed by Employee on May 11, 2016 (collectively the “Restrictive Covenants Agreements”);
WHEREAS, on December 31, 2018, as contemplated by the Employment Agreement to occur following the appointment of G. Kelly Martin as Chief Executive Officer, upon request of the Board of Directors, Executive resigned from his positions as President and director of the Company; Executive’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices;
WHEREAS, the Parties desire to terminate the Employment Agreement, have reached agreement on the terms and conditions of Executive’s separation from employment, and wish to enter into this Agreement to memorialize such terms; and
WHEREAS, Executive represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
NOW THEREFORE, in consideration of the above and the mutual promises set forth below, Executive and the Company agree as follows:
1.SEPARATION. Executive’s resignation from employment with the Company is effective as of January 4, 2019 (“Separation Date”).
2.SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on the condition that Executive fully complies with his obligations under this Agreement, and the Restrictive Covenants Agreements, the Company will: (i) pay Executive severance pay in the amount of Four Hundred Thousand and 00/100 ($400,000) (less all applicable withholdings), to be paid in installment payments over the twelve (12) month period following the Separation Date in accordance with the Company’s regular payroll schedule, commencing on the first payroll date occurring ten (10) days after this Agreement is executed by both parties; and (ii) pay Executive a lump sum equal to Twenty Five Thousand and 00/100 Dollars ($25,000) (less applicable withholdings), to be paid on the same payroll date on which severance pay under Section 2(i) commences. As of the Separation Date, Executive shall not be entitled to group disability, accidental death and dismemberment insurance benefits, or any other employee benefits, and shall not be a participant in the Company’s 401(k) Plan (the “401(k) Plan”) or any other plan of any type. For clarification and the avoidance of doubt, Executive will not be eligible to contribute to Executive’s 401(k) plan from any post-termination payments made under this Section 2 nor receive matching funds from the Company under related policies. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or other Company plan, and the terms of those plans shall govern.
3.EMPLOYMENT AGREEMENT AND RESTRICTIVE COVENANTS AGREEMENTS. Executive acknowledges and agrees the Employment Agreement is hereby terminated, but that Executive shall continue to be fully bound by the terms of the Restrictive Covenants Agreements.
4.EXECUTIVE ACKNOWLEDGEMENTS. By signing this Agreement, Executive represents that (a) he has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to him from the Company with the exceptions of (i) Executive’s final paycheck for work during the final payroll period in which the Separation Date occurs, which will be paid on the next regularly scheduled payroll date following the Separation Date, and will include payment of unused paid-time-off through December 31, 2018, per Company policy, in the amount of $34,231.45 (less applicable withholdings), and (ii) the pay under Section 2 of this Agreement, (b) that the payments set forth in Section 2 of this Agreement constitute all post-termination or severance payments or benefits to which Executive is entitled to receive, and he is not entitled to any other compensation, payments or benefits of any nature as the result of the termination of his employment; and (c) that Executive is below the age of 40 years old.
5.COMPANY PROPERTY. By signing this Agreement, Executive represents that: (i) he has delivered to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control; (ii) he has delivered to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in his possession, custody or control, and; (iii) he will fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.
6.ADEQUACY OF CONSIDERATION. Executive acknowledges that the benefits available to him under this Agreement are significant, would not be available to him if he did not sign this Agreement, and constitute adequate consideration for the releases of claims, under Sections 7 and 8 of this Agreement.
7.RELEASE. In consideration of the benefits conferred by this AGREEMENT, EMPLOYEE (ON BEHALF OF HIMSELF, HIS FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS

PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EMPLOYEES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EMPLOYEE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS SEPARATION THEREFROM arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and the Older Worker Benefit Protection Act of 1990 (“OWBPA”), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (“FMLA”), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (“FLSA”), as amended, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act, as amended (“FMLA”), and similar federal, state, and local laws; (iii) under federal, state or local law, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; (iv) under his Employment Agreement, and (v) for attorneys’ fees. Executive specifically waives his right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights he may have to indemnification by the Company pursuant to the Indemnification Agreement between Executive and the Company, dated September 26, 2016; (ee) to rights that cannot lawfully be released by a private settlement agreement; (ff) to claims or rights that arise or accrue after Executive’s execution of this Agreement; or (ii) to enforce, or for a breach of, this Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.
8.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to his employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver of the age discrimination claims, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) he will return all monies received under this Agreement and indemnify the Company for all expenses incurred in defending the action, and (ii) the Company will be relieved of its obligation hereunder.

9.AGENCY CHARGES/INVESTIGATIONS. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.) (“Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit Executive's or the Company’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agency/SEC staff.

10.NONDISPARAGEMENT. Executive agrees that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company, or any of its employees, officers or directors, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. The Company shall instruct its officers and directors not to knowingly engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Executive. This Section 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance.

11.REFERENCES. Executive agrees that all requests for references will be in writing and will be directed to the Company’s Human Resources department. Consistent with the Company’s practices, prospective employers will only be provided with verification of the dates of Executive’s employment with the Company and job title.

12.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either Party, each of which denies any liabilities or wrongdoing on its part.

13.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

14.ENTIRE AGREEMENT. Except for the Restrictive Covenant Agreements, the Indemnification Agreement and as expressly provided herein, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the Parties with respect to this subject matter. Each Party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any Party or by anyone acting on behalf of any Party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties. This Agreement shall be in addition to and, except as expressly provided herein, shall not affect the provisions of any employee benefit or other plan or program of the Company and any award agreement between the Company and Executive.

15.SEVERABILITY. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

16.COUNTERPARTS. This Agreement may be executed in any number of counterparts, and delivered by facsimile, PDF or other electronic copy, and each counterpart when so executed and delivered shall be deemed to be an original and when taken together shall constitute one and the same instrument, and production of an originally executed, facsimile, PDF or other electronic copy, of each counterpart execution page will be sufficient for purposes of proof of execution and delivery of this Agreement. Any Party hereto may execute this Agreement by signing any such counterpart.

17.WAIVER OF BREACH. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

18.INDEMNIFICATION; DIRECTORS AND OFFICERS COVERAGE. Nothing in this Agreement shall affect or diminish either the Executive’s or the Company’s rights and obligations under the Indemnification Agreement, dated September 26, 2016, and such Indemnification Agreement shall survive the termination of Executive’s employment hereunder. For clarification and the avoidance of doubt, such Indemnification Agreement shall apply to Proceedings (as defined in the Indemnification Agreement) regardless of whether such Proceedings commence prior to or after the Separation Date.

19.SUCCESSORS; BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors, assigns, heirs, executors, administrators and other legal representatives.

20.SECTION 409A OF THE INTERNAL REVENUE CODE.

a.Parties’ Intent. The Parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it under an exemption from, or in compliance with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

c.Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

d.Delayed Distribution to Specified Executives. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Specified Executive of the Company on the date he experiences a separation from service with the Company and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Specified” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year written below.

NATHAN STASKO

	/s/ Nathan Stasko	Date:	1/4/19

NOVAN, INC.

By:	/s/ W. Kent Geer

Title:	Lead Independent Director

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